Registration No. 333-

As filed with the Securities and Exchange Commission on November 8, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Arteris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	27-0117058
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

595 Millich Dr.

Campbell, CA 95008

(408) 470-7300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arteris, Inc. 2022 Employment Inducement Incentive Plan

(Full Title of the Plan)

K. Charles Janac

President and Chief Executive Officer

595 Millich Dr. Suite 200

Campbell, CA 95008

(408) 470-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jack Sheridan Page Mailliard Phillip S. Stoup Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600	Paul L. Alpern Arteris, Inc. Vice President, General Counsel 595 Millich Dr. Suite 200 Campbell, CA 95008 (408) 470-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

Arteris, Inc. (the “Registrant”) is filing with the Securities and Exchange Commission (the “SEC”) this registration statement on Form S-8 (this “Registration Statement”) for the purpose of registering 2,000,000 shares of its common stock, par value $0.001 per share (the “Common Stock”) for issuance under the Arteris, Inc. 2022 Employment Inducement Incentive Plan (the “Inducement Plan”) adopted by the Registrant’s board of directors on November 3, 2022. The Inducement Plan provides for, among other things, the grant of nonqualified stock options, restricted stock units, restricted stock awards, performance awards, dividend equivalents, deferred stock awards, deferred stock units, stock payments and stock appreciation rights to eligible individuals.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The information incorporated by reference herein is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The Registrant hereby incorporate by reference into this Registration Statement the following documents previously filed with the Commission:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 7, 2022, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the Commission on May  10, 2022, August  9, 2022 and November 8, 2022;

(c)

The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2022, but only to the extent incorporated by reference in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

(d)

The Registrant’s Current Reports on Form 8-K filed with the Commission on February  22, 2022, April  5, 2022 and June 17, 2022 only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the 1934 Act; and

(e)

The Registrant’s Registration Statement on Form 8-A (Registration No. 001-40960) filed with the Commission on October 22, 2021 in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock, including any amendment or report filed for purposes of updating such description.

All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

ITEM 4. DESCRIPTION OF SECURITIES

Not required to be filed with this Registration Statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Section 102 of the Delaware General Corporation Law, the Registrant has adopted provisions in its amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of the Registrant’s directors for a breach of their fiduciary duty of care as s director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Registrant’s amended and restated certificate of incorporation also authorizes the Registrant to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that:

•	the Registrant may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

the Registrant may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in the amended and restated bylaws are not exclusive.

The Registrant’s amended and restated certificate of incorporation and the Registrant’s amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. The Registrant has also entered into separate indemnification agreements with its directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require the Registrant, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, the Registrant has purchased a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of its officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

EXHIBIT INDEX

		Incorporated by Reference		Date Filed	Filed Herewith
Exhibit Number	Description	Form	Exhibit

4.1	Amended and Restated Certificate of Incorporation of Arteris, Inc.	8-K	3.1	10/29/2021

4.2	Amended and Restated Bylaws of Arteris, Inc.	8-K	3.2	10/29/2021

4.3	Specimen Common Stock Certificate.	S-1/A	4.1	10/18/2021

5.1	Opinion of Latham & Watkins LLP.				X

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

23.2	Consent of Independent Registered Public Accounting Firm.				X

24.1	Power of Attorney (included in the signature page to this registration statement).				X

99.1	2022 Employment Inducement Award Plan	10-Q	10.2	11/8/2022

99.2	Form of Stock Option Grant Notice and Stock Option Agreement under the 2022 Employment Inducement Award Plan	10-Q	10.3	11/8/2022

99.3	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2022 Employment Inducement Award Plan	10-Q	10.4	11/8/2022

107.1	Filing Fee Table				X

#	Indicates management contract or compensatory plan.

ITEM 9. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Filing Fee Tables” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that: paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Campbell, California, on November 8, 2022.

ARTERIS, INC.

By:	/s/ K. Charles Janac
K. Charles Janac
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint K. Charles Janac and Nicholas B. Hawkins, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ K. Charles Janac K. Charles Janac	Chairman, President and Chief Executive Officer (Principal Executive Officer)	November 8, 2022

/s/ Nicholas B. Hawkins Nicholas B. Hawkins	Chief Financial Officer (Principal Financial and Accounting Officer)	November 8, 2022

/s/ Wayne C. Cantwell Wayne C. Cantwell	Director	November 8, 2022

/s/ Raman K. Chitkara Raman K. Chitkara	Director	November 8, 2022

/s/ Isabelle F. Geday Isabelle F. Geday	Director	November 8, 2022

/s/ Claudia F. Munce Claudia F. Munce	Director	November 8, 2022

/s/ S. Atiq Raza S. Atiq Raza	Director	November 8, 2022

/s/ Antonio J. Viana S. Antonio J. Viana	Director	November 8, 2022